Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 127,315,281.00	0.0001531	$ 19,491.97
Fees Previously Paid
	Total Transaction Valuation:	$ 127,315,281.00
	Total Fees Due for Filing:			$ 19,491.97
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 18,778.95
	Net Fee Due:			$ 713.02
Offering Note
[1]	Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase up to 12,421,003 shares of common stock, par value $0.001 per share, of Monroe Capital Income Plus Corporation at a price equal to $10.25 per share, which represents the Registrant's net asset value as of June 30, 2025. The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2025, equals 0.00015310% of the value of the transaction.

Table 2: Fee Offset Claims and Sources	☐Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	1		Schedule TO	005-90791	05/29/2024		$ 18,778.95
Fee Offset Sources		Monroe Capital Income Plus Corp	Schedule TO	005-90791		05/29/2024		$ 7,220.39
Fee Offset Sources		Monroe Capital Income Plus Corp	Schedule TO	005-90791		08/29/2024		$ 2,377.55
Fee Offset Sources		Monroe Capital Income Plus Corp	Schedule TO	005-90791		11/27/2024		$ 4,797.00
Fee Offset Sources		Monroe Capital Income Plus Corp	Schedule TO	005-90791		02/28/2025		$ 1,378.69
Fee Offset Sources		Monroe Capital Income Plus Corp	Schedule TO	005-90791		04/29/2025		$ 3,005.32
Explanation of the basis for claimed offset:
[1]	The fee offset claimed, in the amount of $18,778.95 is derived from the filing fee of $7,814.05 paid by the Registrant in connection with the Registrant's Schedule TO-I filed on May 29, 2024, as amended on June 28, 2024 (File No. 005-90791), of which $7,220.39 remained unutilized, a filing fee of $2,377.55 in connection with the Registrant's Schedule TO-I filed on August 29,2024, as amended on September 30, 2024 (File No. 005-90791), a filing fee of $4,797.00 in connection with the Registrant's Schedule TO-I filed on November 27, 2024, as amended on December 30, 2024 (File No. 005-90791), a filing fee of $1,378.69 in connection with the Registrant's Schedule TO-I filed on February 28, 2025, as amended on March 31, 2025 (File No. 005-90791), and a filing fee of $3,005.32 in connection with the Registrant's Schedule TO-I filed on April 29, 2025, as amended on May 29, 2025 (File No. 005-90791).